Exhibit 99.1

Usio Announces Second Quarter 2026 Financial Results

Revenue, Earnings per Share, and Adjusted EBITDA1 beat Consensus Estimates

Revenue up 19%, Adjusted EBITDA1 up 128%

Raises Fiscal 2026 Revenue Guidance, Revenues Now Expected to be up 14-16%

Total payment dollars processed through all payment channels up 27%

SAN ANTONIO, August 12, 2026 (GLOBE NEWSWIRE) – Usio, Inc., "Usio" or the "Company" (Nasdaq: USIO), a leading FinTech company that operates a full stack of integrated, cloud-based electronic payment and embedded financial solutions, today announced financial results for the second quarter ended June 30, 2026.

Louis Hoch, President and Chief Executive Officer of Usio, said, “The second quarter built upon a record start to the new year, with all of our key performance indicators showing sustained growth. I am particularly pleased with our bottom line, which we have been intently focused on improving, where Adjusted EBITDA1 was up 128% from a year ago and GAAP net income was approximately $0.3 million, or $0.01 per share. Revenue growth accelerated sequentially from the first quarter, up 19% versus the prior year period with all of Card, ACH and Output Solutions generating over 20% growth in the quarter. Total processing transactions set new records, led by 34% transaction growth in ACH during the quarter. Our financial condition and liquidity remain strong. Consequently, based on our extremely strong first half of the fiscal year and confidence in our new business opportunities, we have raised our expectations for our top line growth, with full year revenues now expected to be up 14 to 16% compared to the prior year, an increase from the previously expected 10 to 12%.”

Results in the second quarter were led by a 28% increase in credit card revenues where volumes were up strongly, with dollars processed up 13% and transactions processed up 19% from a year ago. PayFac revenues were up 43% in the quarter and continue to comprise over three quarters of credit card revenues, which has precipitated the inflection in credit card's growth trajectory. ACH, our highest margin business, had another record quarter. Revenues were up 21% on record transaction volume, which was up 34%, and as the result of our growing RTP business and strong PINless debit growth. Further penetration of the mortgage servicing and fintech industries as well as the addition of new accounts continues to fuel ACH growth.

Output Solutions had an outstanding quarter, with 22% revenue growth in the second quarter of 2026 over the same period last year, sequentially improving from 19% in the previous quarter. Volumes were at record levels with electronic documents processed and delivered up 49% and total pieces printed and mailed up 43%.

For the quarter, gross profits were up over 11%, with gross margins at 24% in the quarter, a sequential improvement from 20% in the first quarter of 2026. Gross margins were down nominally versus the prior year period, primarily attributable to a decrease in interest revenue (which has a 100% margin) and revenue mix. Total selling, general and administrative expenses, inclusive of depreciation and amortization and stock-based compensation ("Total SG&A Expenses"), were down approximately $190,000 from the year ago period, while "SG&A," consisting of selling, general and administrative expenses only, was down nominally at 1% from the year ago quarter.

For the quarter ended June 30, 2026, the Company reported net income of approximately $0.3 million, or $0.01 per share, compared to a net loss of ($0.4) million, or ($0.01) per share, for the second quarter of 2025. Note that there were no extraordinary items that contributed to the second quarter 2026 net income as calculated in accordance with United States generally accepted accounting principles ("GAAP"). Adjusted EBITDA1 was $1.1 million for the second quarter of 2026, more than double the $0.5 million in the same quarter a year ago. The Company used approximately $371,000 to repurchase 281,000 shares of its common stock in the six months ended June 30, 2026. Cash was in excess of $6.4 million at June 30, 2026, down over the six months, with the decrease being related to some annual cash outlays occurring in the period. In addition, cash was used for leasehold improvements and integration of our new Output Solutions printer in the second quarter, which helped accelerate Output Solutions revenues.

1 Please see reconciliation of GAAP to Non-GAAP Financial Measures below

Quarterly Processing and Transaction Volumes

Total payment dollars processed through all payment channels in the second quarter of 2026 were $2.47 billion, an increase of 27% over the $1.94 billion processed in last year's second quarter. Total payment transactions processed in the second quarter of 2026 were 17.9 million, an increase of 27% over the same quarter of last year.

Our credit card segment continues to grow, where dollars processed in the second quarter of 2026 were up 13% and transactions processed were up 19% from the year ago quarter. In the second quarter of 2026, ACH electronic check transaction volume was up 34%, setting a new quarterly transaction record for the fifth consecutive quarter, while electronic check dollars processed were up 28% and return check transactions processed were up 35%, in each case, compared to the same quarter of 2025. In our prepaid card services business unit, card load volume was flat, and transactions processed were down 4%; however, purchase volume was up 11% for the second quarter of 2026, in each case, compared to the same quarter of 2025. Output Solutions pieces processed and mailed were up 43% while electronic documents processed and delivered were up 49% for the second quarter of 2026, in each case, compared to the same quarter of 2025.

Second Quarter 2026 Revenue Detail

Revenues for the quarter ended June 30, 2026 were $23.7 million, up 19% from $20.0 million in the prior year quarter, due to increases in all of our business lines, excluding prepaid card services. Interest revenues were also lower. Revenues for the six months ended June 30, 2026 were $49.1 million, up 17% from $42.0 million in the prior year period, once again due to increases in all of our business lines, excluding prepaid card services, and lower interest revenues.

	Three Months Ended June 30,
	2026	2025	$ Change	% Change

ACH and complementary services	$6,308,281	$5,192,224	$1,116,057	21%
Credit card	8,997,174	7,045,030	1,952,144	28%
Prepaid card services	2,453,774	2,726,410	(272,636)	(10)%
Output Solutions	5,669,349	4,642,901	1,026,448	22%
Interest - ACH and complementary services	90,876	176,518	(85,642)	(49)%
Interest - Prepaid card services	112,502	134,823	(22,321)	(17)%
Interest - Output Solutions	46,680	43,084	3,596	8%
Total Revenue	$23,678,636	$19,960,990	$3,717,646	19%

	Six Months Ended June 30,
	2026	2025	$ Change	% Change

ACH and complementary services	$12,601,347	$10,236,741	$2,364,606	23%
Credit card	18,707,498	14,923,724	3,783,774	25%
Prepaid card services	4,826,975	5,633,861	(806,886)	(14)%
Output Solutions	12,474,663	10,375,768	2,098,895	20%
Interest - ACH and complementary services	213,077	400,647	(187,570)	(47)%
Interest - Prepaid card services	230,531	317,484	(86,953)	(27)%
Interest - Output Solutions	90,319	81,815	8,504	10%
Total Revenue	$49,144,410	$41,970,040	$7,174,370	17%

Gross profit for the second quarter of 2026 was $5.7 million, up 11% versus $5.1 million in the second quarter of 2025. Gross margins (defined as gross profit as a percentage of total revenues) were 24.2% in the second quarter of 2026, down versus 25.8% in the second quarter of 2025. This was primarily due to lower interest revenues, a high margin revenue source, and revenue mix.

Gross profit for the six months ended June 30, 2026 was $10.9 million, up 9% versus $9.9 million in the first half of 2025. Gross margins were 22.1% in the first half of 2026, down versus 23.7% in the first half of 2025. This was primarily due to lower interest revenues, a high margin revenue source, and revenue mix.

Total SG&A Expenses for the second quarter of 2026 were $5.3 million, down from $5.5 million in the year ago quarter primarily due to lower depreciation and amortization expense.

Total SG&A Expenses for the six months ended June 30, 2026 were $10.3 million, down from $10.6 million in the comparable year ago period primarily due to lower depreciation and amortization. SG&A was $8.9 million for the first half of 2026 compared to $8.8 million in the comparable prior year period. This nominal increase in SG&A was primarily related to increases in salary alongside increases in network infrastructure and professional fees that occurred in the first quarter of 2026.

For the second quarter of 2026, we reported operating income of $0.4 million compared to an operating loss of ($0.4) million for the same quarter a year ago, primarily due to increased revenues and gross profits, alongside a decrease in Total SG&A Expenses. Adjusted EBITDA1 was $1.1 million for the second quarter of 2026, compared to Adjusted EBITDA1 of $0.5 million for the same quarter a year ago. Net income in the quarter ended June 30, 2026 was approximately $0.3 million, or $0.01 per share, compared to a net loss of ($0.4) million, or ($0.01) per share, for the same period in the prior year.

For the six months ended June 30, 2026, we reported operating income of $0.6 million compared to an operating loss of ($0.6) million for the same period a year ago, primarily due to increased revenues and gross profits, alongside a decrease in Total SG&A Expenses. Adjusted EBITDA1 was $1.9 million for the six months ended June 30, 2026, compared to Adjusted EBITDA1 of $1.2 million for the same period a year ago. Net income in the six months ended June 30, 2026 was approximately $0.4 million, or $0.01 per share, compared to a net loss of ($0.6) million, or ($0.02) per share, for the same period in the prior year.

Operating Cash Flows declined to $0.3 million for the six months ended June 30, 2026, as compared to $1.1 million in the same period a year ago. The year ago period benefited from an approximately $1.5 million tax refund. Additionally, accounts receivable at June 30, 2026 was up as compared to December 31, 2025, reflecting our strong revenue growth.

We believe we continue to be in solid financial condition. Cash and cash equivalents as of June 30, 2026 were $6.4 million, a $1.0 million decrease over cash and cash equivalents as of December 31, 2025, due to items occurring once annually such as payment of state taxes and insurance, alongside some one-time cash outlays related to leasehold improvements and integration of our new Output Solutions printer in the second quarter. This was in addition to the use of over $371,000 to repurchase 281,000 shares of our common stock during the six months ended June 30, 2026.

1 Please see reconciliation of GAAP to Non-GAAP Financial Measures below

Conference Call and Webcast

Usio's management will host a conference call on Wednesday, August 12, 2026, at 4:30 pm Eastern time to review financial results and provide a business update. To listen to the conference call, interested parties within the U.S. should call +1-844-833-3890. International callers should call + 1-412-317-9246. All callers should ask for the Usio conference call. The conference call will also be available through a live webcast, which can be accessed via the Company’s website at www.usio.com/investors.

A replay of the call will be available approximately one hour after the end of the call through September 12, 2026. The replay can be accessed via the Company’s website or by dialing 1-855-669-9658 (U.S.) or 1-412-317-0088 (international). The replay conference playback code is 8298156.

About Usio, Inc.

Usio, Inc. (Nasdaq: USIO), a leading, cloud-based, integrated FinTech electronic payment solutions provider, offers a wide range of payment solutions to merchants, billers, banks, service bureaus, integrated software vendors and card issuers. The Company operates credit, debit/prepaid, and ACH payment processing platforms to deliver convenient, world-class payment solutions and services to clients through its unique payment facilitation platform as a service. The Company, through its Usio Output Solutions division, offers services relating to electronic bill presentment, document composition, document decomposition and printing and mailing services. The strength of the Company lies in its ability to provide tailored solutions for card issuance, payment acceptance, and bill payments as well as its unique technology in the card issuing sector.

Usio is headquartered in San Antonio, Texas, and has offices in Austin, Texas. Websites: www.usio.com and www.akimbocard.com.

Find us on LinkedIn, Facebook® and Twitter.

Comparisons

Unless otherwise indicated, all comparisons and growth rates represent year-over-year comparisons, with the quarterly period of this year compared to the corresponding quarter of the prior year.

About Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures, as defined in Regulation G adopted by the Securities and Exchange Commission, of EBITDA, Adjusted EBITDA, and Adjusted EBITDA margins. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP financial measures is useful to investors because it provides them with financial measures the Company uses in the management of its business.

•	The Company defines EBITDA as operating income (loss), before interest income, interest expense, taxes, depreciation and amortization of intangibles.
•	The Company defines Adjusted EBITDA as EBITDA, as defined above, plus non-cash stock-based compensation and certain non-recurring items, such as costs related to acquisitions.
•	The Company defines Adjusted EBITDA margins as Adjusted EBITDA, as defined above, divided by total revenues.

Management believes presenting EBITDA, Adjusted EBITDA, and Adjusted EBITDA margins is helpful to investors in evaluating the Company's operating performance because non-cash costs and other items that management believes are not indicative of its results of operations are excluded.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA margins should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to revenue, net income, or cash provided by (used in) operating activities, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA, Adjusted EBITDA, and Adjusted EBITDA margins have limitations as analytical tools and you should not consider these non-GAAP financial measures in isolation or as substitutes for analysis of our operating results as reported under GAAP.

1 Please see reconciliation of GAAP to Non-GAAP Financial Measures below

FORWARD-LOOKING STATEMENTS DISCLAIMER

Except for the historical information contained herein, this release contains forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding management's intentions, beliefs, expectations, and strategies for the future, including statements regarding the Company’s operating and growth strategies. Forward-looking statements can be identified by words such as "believe," "intend," "look forward," "anticipate," "schedule," "expect," and similar expressions.

These forward-looking statements are subject to risks and uncertainties inherent in the Company's business that could cause actual results to differ materially from those expressed or implied. Such risks and uncertainties include, among others, risk relating to economic conditions; the realization of anticipated benefits from the PostCredit acquisition; the Company’s ability to manage growth; the loss of key resellers; relationships with the Automated Clearing House network, bank sponsors, third-party card processing providers, and merchants; the security of the Company’s software, hardware, and information systems; volatility in the Company’s stock price; the need for additional financing; risks associated with new tax legislation; and compliance with complex federal, state, and local laws and regulations, as well as other risks described from time to time in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

One or more of these factors have affected, and in the future, could affect, the Company’s businesses and financial results and could cause actual results to differ materially from management’s plans and projections. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, undue reliance should not be placed on such statements which speak as of the date hereof. The Company undertakes no obligation to update or revise any forward‑looking statements, except as required by law.

Contact:

Investor Relations

ir@usio.com

210-249-4055

USIO, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Cash and cash equivalents	$6,385,966	$7,434,051
Settlement processing assets	72,172,358	74,180,475
Prepaid card load assets	16,945,868	27,623,728
Customer deposits	2,355,284	2,281,220
Merchant reserves	4,568,537	4,795,537
Accounts receivable, net	6,525,621	5,274,586
Inventory	392,108	461,675
Prepaid expenses and other	1,824,140	1,359,382
Total current assets	111,169,882	123,410,654

Property and equipment, net	4,654,545	4,157,393

Other assets:
Intangibles, net	9,759	9,759
Operating lease right-of-use assets, net	3,185,438	2,423,231
Other assets	362,949	362,949
Deferred tax asset, net	4,404,425	4,526,228
Total other assets	7,962,571	7,322,167

Total Assets	$123,786,998	$134,890,214

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$967,359	$880,590
Accrued expenses	3,371,039	3,326,445
Operating lease liabilities, current portion	750,013	639,805
Equipment loan, current portion	343,339	289,317
Settlement processing obligations	72,172,358	74,180,475
Prepaid card load obligations	16,945,868	27,623,728
Customer deposits	2,355,284	2,281,220
Merchant reserve obligations	4,568,537	4,795,537
Total current liabilities	101,473,797	114,017,117

Non-current liabilities:
Operating lease liabilities, net of current portion	2,610,444	1,885,983
Equipment loan, net of current portion	910,310	1,074,711
Total liabilities	104,994,551	116,977,811

Stockholders' equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; -0- shares outstanding at June 30, 2026 (unaudited) and December 31, 2025	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized; 32,607,392 and 31,562,178 issued, and 28,513,915 and 27,729,704 outstanding at June 30, 2026 (unaudited) and December 31, 2025, respectively	32,607	31,562
Additional paid-in capital	104,007,118	102,363,590
Treasury stock, at cost; 4,093,477 and 3,832,474 shares at June 30, 2026 (unaudited) and December 31, 2025, respectively	(7,208,113)	(6,837,181)
Deferred compensation	(7,896,753)	(7,100,573)
Accumulated deficit	(70,142,412)	(70,544,995)
Total stockholders' equity	18,792,447	17,912,403

Total Liabilities and Stockholders' Equity	$123,786,998	$134,890,214

USIO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Revenues	$23,678,636	$19,960,990	$49,144,410	$41,970,040
Cost of services	17,952,649	14,820,921	38,281,540	32,020,828
Gross profit	5,725,987	5,140,069	10,862,870	9,949,212

Selling, general and administrative expenses:
Stock-based compensation	482,508	434,255	811,792	844,317
SG&A	4,580,548	4,638,185	8,936,690	8,781,080
Depreciation and amortization	286,018	464,599	511,763	960,369
Total selling, general and administrative	5,349,074	5,537,039	10,260,245	10,585,766

Operating income (loss)	376,913	(396,970)	602,625	(636,554)

Other income (expense):
Interest income	96,198	110,908	187,689	189,919
Interest expense	(22,934)	(11,735)	(45,760)	(23,578)
Other income, net	73,264	99,173	141,929	166,341

Income (loss) before income taxes	450,177	(297,797)	744,554	(470,213)

Federal income tax expense	54,719	—	121,803	—
State income tax expense	115,378	68,857	220,168	131,411
Income tax expense	170,097	68,857	341,971	131,411

Net income (loss)	$280,080	$(366,654)	$402,583	$(601,624)

Income (loss) Per Share
Basic income (loss) per common share:	$0.01	$(0.01)	$0.01	$(0.02)
Diluted income (loss) per common share:	$0.01	$(0.01)	$0.01	$(0.02)
Weighted average common shares outstanding
Basic	27,819,834	26,456,411	27,764,064	26,577,052
Diluted	27,819,834	26,456,411	27,764,064	26,577,052

USIO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2026	2025
Operating Activities
Net income (loss)	$402,583	$(601,624)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	511,763	960,369
Deferred federal income tax	121,803	—
Employee stock-based compensation	811,792	844,317
Allowance for expected credit losses	(223,096)	—
Reserve for processing losses	(155,100)	(171,525)
Changes in operating assets and liabilities:
Accounts receivable	(1,027,939)	162,045
Accounts receivable, tax credit	—	1,494,612
Prepaid expenses and other	(464,758)	(520,027)
Operating lease right-of-use assets	444,063	310,086
Inventory	69,567	23,339
Accounts payable and accrued expenses	286,463	(1,255,292)
Operating lease liabilities	(371,601)	(310,483)
Merchant reserves	(227,000)	105,000
Customer deposits	74,064	69,509
Net cash provided by operating activities	252,604	1,110,326

Investing Activities
Purchases of property and equipment	(532,124)	(73,925)
Capitalized labor for internal use software	(476,791)	(673,242)
Net cash (used in) investing activities	(1,008,915)	(747,167)

Financing Activities
Payments on equipment loan, net	(110,379)	(72,328)
Proceeds from issuance of common stock	36,601	41,496
Purchases of treasury stock	(370,932)	(708,298)
Assets held for customers	(12,685,977)	3,202,631
Net cash provided by used in financing activities	(13,130,687)	2,463,501

Change in cash, cash equivalents, settlement processing assets, prepaid card loads, customer deposits and merchant reserves	(13,886,998)	2,826,660
Cash, cash equivalents, settlement processing assets, prepaid card loads, customer deposits and merchant reserves, beginning of year	116,315,011	87,618,491

Cash, Cash Equivalents, Settlement Processing Assets, Prepaid Card Loads, Customer Deposits and Merchant Reserves, End of Period	$102,428,013	$90,445,151

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$45,760	$23,578
Income taxes	450,000	438,000
Non-cash investing and financing activities:
Issuance of deferred stock compensation	$1,350,900	$—
Right-of-use assets obtained in exchange for operating lease liabilities	1,206,270	—

USIO, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(UNAUDITED)

	Common Stock		Additional Paid- In	Treasury	Deferred	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Stock	Compensation	Deficit	Equity

Balance at December 31, 2025	31,562,178	$31,562	$102,363,590	$(6,837,181)	$(7,100,573)	$(70,544,995)	$17,912,403

Issuance of common stock under equity incentive plan	94,700	95	77,943	—	—	—	78,038
Issuance of common stock under employee stock purchase plan	10,427	10	14,170	—	—	—	14,180
Deferred compensation amortization	—	—	—	—	251,246	—	251,246
Purchase of treasury stock, at costs	—	—	—	(233,459)	—	—	(233,459)
Net income for the period	—	—	—	—	—	122,503	122,503

Balance at March 31, 2026	31,667,305	$31,667	$102,455,703	$(7,070,640)	$(6,849,327)	$(70,422,492)	$18,144,911

Issuance of common stock under equity incentive plan	920,420	920	1,529,014	—	(1,350,900)	—	179,034
Issuance of common stock under employee stock purchase plan	19,667	20	22,401	—	—	—	22,421
Deferred compensation amortization	—	—	—	—	303,474	—	303,474
Purchase of treasury stock, at costs	—	—	—	(137,473)	—	—	(137,473)
Net income for the period	—	—	—	—	—	280,080	280,080

Balance at June 30, 2026	32,607,392	$32,607	$104,007,118	$(7,208,113)	$(7,896,753)	$(70,142,412)	$18,792,447

Balance at December 31, 2024	29,902,415	$198,317	$99,676,457	$(5,770,592)	$(6,914,563)	$(68,032,656)	$19,156,963

Adjustment to par value of common stock	—	(168,415)	168,415	—	—	—	-
Issuance of common stock under equity incentive plan	128,053	128	136,276	—	—	—	136,404
Issuance of common stock under employee stock purchase plan	7,887	8	11,507	—	—	—	11,515
Deferred compensation amortization	—	—	—	—	273,658	—	273,658
Purchase of treasury stock, at costs	—	—	—	(351,640)	—	—	(351,640)
Net loss for the period	—	—	—	—	—	(234,970)	(234,970)

Balance at March 31, 2025	30,038,355	$30,038	$99,992,655	$(6,122,232)	$(6,640,905)	$(68,267,626)	$18,991,930

Issuance of common stock under equity incentive plan	176,622	177	160,420	—	—	—	160,597
Issuance of common stock under employee stock purchase plan	20,535	20	29,958	—	—	—	29,978
Deferred compensation amortization	—	—	—	—	273,658	—	273,658
Purchase of treasury stock, at costs	—	—	—	(356,658)	—	—	(356,658)
Net loss for the period	—	—	—	—	—	(366,654)	(366,654)

Balance at June 30, 2025	30,235,512	$30,235	$100,183,033	$(6,478,890)	$(6,367,247)	$(68,634,280)	$18,732,851

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Reconciliation from Operating income (loss) to Adjusted EBITDA:
Operating income (loss)	$376,913	$(396,970)	$602,625	$(636,554)
Depreciation and amortization	286,018	464,599	511,763	960,369
EBITDA	662,931	67,629	1,114,388	323,815
Non-cash stock-based compensation expense, net	482,508	434,255	811,792	844,317
Adjusted EBITDA	$1,145,439	$501,884	$1,926,180	$1,168,132

Calculation of Adjusted EBITDA margins:
Revenues	$23,678,636	$19,960,990	$49,144,410	$41,970,040
Adjusted EBITDA	$1,145,439	$501,884	$1,926,180	$1,168,132
Adjusted EBITDA margins	4.8%	2.5%	3.9%	2.8%